Exhibit 1
Japan Finance Corporation
for Municipal Enterprises
This description of Japan Finance Corporation for Municipal Enterprises is dated September 29, 2008 and appears as Exhibit 1 to its Annual Report on Form 18-K to the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES.

FURTHER INFORMATION
This document appears as an exhibit to the Annual Report of Japan Finance Corporation for Municipal Enterprises filed with the U.S. Securities and Exchange Commission (the Commission) on Form 18-K for the fiscal year ended March 31, 2008. Additional information with respect to JFM is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference room maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the Commission’s public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from JFM by telephoning 81-3-3539-2690. The Annual Report and its exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 26, 2008, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥105.35 = $1.00, and the noon buying rate on September 26, 2008 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥106.06 =$1.00.
References to fiscal years of JFM are to the 12-month periods commencing on April 1 of the year indicated. JFM will be dissolved on October 1, 2008. JFM’s last fiscal period is the six-month period ending September 30, 2008.
Figures in tables may not add up to totals due to rounding.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
Japan Finance Corporation for Municipal Enterprises (JFM) was established in 1957 as a governmental financial institution under the Japan Finance Corporation for Municipal Enterprises Law (the JFM Law). JFM provides low-cost, long-term funds for projects undertaken by municipal enterprises and for certain construction projects undertaken by local governments and their public corporations. JFM raises funds from the domestic and foreign markets through the issuance of bonds.
JFM’s capital is wholly owned by the central government and JFM is subject to governmental control and supervision. JFM’s annual budget of revenues and expenditures is included in the Central Government Agencies Budget formulated by the Minister of Finance, which is subject to approval by the Diet. The Governor and the Auditor of JFM are appointed by the Minister for Internal Affairs and Communications and the Minister of Finance.
CAPITALIZATION
The capitalization of JFM as of March 31, 2008 was as follows:

(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2008-2022	¥12,918,530
Non-government guaranteed private placement bonds	2,149,566
Non-government guaranteed public offering bonds	3,825,603
Government guaranteed bonds issued overseas	1,082,420

Total long-term bonds (1)	19,976,119

Obligations for entrusted loans	377,055
Fund for the improvement of operations of municipal enterprises	899,651
Accrued expenses payable and other payables	17,240
Reserves for reduced interest loans	150,241
Reserves for loss on refinance of bonds	2,955,650
Capital	16,600
Total capitalization	¥24,392,555

(1)	Includes current maturities. For additional information relating to long-term bonds, see Note 2 of “Notes to Financial Statements” included in this Annual Report.

STATEMENTS OF INCOME
The following statements of income should be read in conjunction with the other financial statements and “Notes to Financial Statements” included in this Annual Report.

	Years ended March 31,
	2004	2005	2006	2007	2008
	(in millions)
Revenues
Interest on loans
Interest on long-term loans	¥861,938	¥822,311	¥777,094	¥729,621	¥686,665
Interest on loans in process	0	1	14	18	—
Interest on short-term loans	—	—	2	—	—

	861,938	822,312	777,111	729,640	686,665

Fees for entrusted loans	276	280	209	198	180
Interest on deposits	58	50	121	755	2,200
Profit on securities sold	55	27	—	800	857
Miscellaneous income	713	556	831	980	516
Transfer from fund for the improvement of operations of municipal enterprises	6,100	3,659	2,654	294	—
Gains on sales of fixed assets	—	302	—	—	—
Reversal of reserves for reduced interest loans	24,178	23,465	22,227	22,217	24,139
Total revenues	¥893,318	¥850,652	¥803,153	¥754,882	¥714,556

Expenses
Interest on bonds	¥542,452	¥477,873	¥421,608	375,777	337,393
Interest on short-term borrowing	0	—	—	32	74
Miscellaneous interest payments	347	347	347	347	347
Office expenses	1,674	1,796	1,615	1,662	1,550
Bond-issue costs	5,456	4,052	3,341	2,888	2,121
Depreciation	55	65	70	68	63
Amortization of deferred bond expenses	12,100	12,503	9,255	6,971	7,522
Miscellaneous losses	2	1	0	0	0
Loss on disposal of fixed assets	60	36	—	—	—
Provision for fund for the improvement of operations of municipal enterprises	—	—	—	—	1,171
Loss of bond redemption	—	14,863	2,623	—	—
Provision for reserves for reduced interest loans	58,492	54,030	49,502	11,355	6,529
Provision for reserves for loss on refinance of bonds	272,681	285,087	314,793	355,782	—

Net income	0	0	0	0	357,786
Total expenses	¥893,318	¥850,652	¥803,153	¥754,882	¥714,556

BUSINESS
Purpose and Authority
Under the JFM Law, JFM’s objective is to contribute to enhancing the welfare of residents by providing long-term, low and fixed-interest rate funds for projects undertaken by municipal enterprises and for certain construction projects undertaken by local governments and public corporations established by local governments. Municipal enterprises are departments within local governments which undertake public service activities, such as water supply, sewerage, hospital facilities and transportation, that are accounted for independently from general services like social welfare and education. JFM raises funds from the domestic and foreign markets through the issuance of bonds.
Central Government Control and Supervision
JFM is under the control and supervision of the central government in conducting its operations. The central government draws up a plan for its Fiscal Investment and Loan Program ( Zaito plan) each year. The annual Zaito plan, which is subject to approval by the Diet, determines the allocation of funds and extent of government guarantees for institutions like JFM which implement central government policy. The Local Government Borrowing Program specifies the amounts to be raised each year by local governments and the means by which the funds will be raised. JFM’s annual budget is included in the Government Agencies Budget for that fiscal year, which is also subject to approval by the Diet. JFM’s accounts are audited by JFM’s Auditor and submitted to the Diet after examination by the Board of Audit of Japan, an independent supervisory body.
As indicated under Management, the Governor and the Auditor of JFM are appointed by the Minister for Internal Affairs and Communications and the Minister of Finance.
JFM’s lending operations are financed primarily through issuances of JFM’s bonds guaranteed by the central government under the Zaito plan, but also through issuances of JFM’s bonds without any guarantee. The amount of bonds to be issued by JFM in each fiscal year is subject to the Diet approval.
Reform of Policy-based Finance
As part of the central government’s reform of governmental financial institutions, on May 23, 2007, the Japan Finance Organization for Municipal Enterprises Law and Local Public Corporations was enacted. This law provides for the establishment of a new institution in JFM’s place. The law includes the following points, among others:
•	JFM will be dissolved on October 1, 2008. Thereafter, a successor institution, Japan Finance Organization for Municipal Enterprises (“New JFM”), will supplement fund raising for individual local governments, provide financial advice to the local governments and conduct research.
•	Local governments will contribute the full amount of capital to New JFM.
•	New JFM will make loans to municipal enterprises and certain construction projects undertaken by local governments.
•	New JFM will succeed to all the rights and obligations of JFM except for the assets which will be succeeded to by the central government, which will be returned to the national treasury.
•	The guarantee of the central government with respect to JFM’s existing debt obligations will continue unchanged even after the transition.

Loan Operations
JFM’s loan operations can be broadly divided into general loans, loans to public corporations and entrusted loans. General loans are loans to local governments. Loans to public corporations, for construction of local toll roads and acquisition of land for development, are made under the guarantee of the local government owning the public corporation. Entrusted loans are loans from funds entrusted to JFM by the Agriculture, Forestry and Fisheries Finance Corporation, a governmental financial institution, which are used for on-lending to local governments for financing maintenance of public forests and improvements of pastures.
The following tables give details of the loans extended by JFM during each of the five years in the period ended March 31, 2008.
Loans Extended

	Years ended March 31,
	2004		2005		2006		2007		2008
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥236	13.8%	¥231	14.0%	¥186	13.3%	¥164	13.4%	¥156	13.9%
Gas supply	3	0.1	3	0.2	1	0.1	1	0.1	1	0.1
Sewerage	626	36.6	576	35.0	497	35.5	446	36.6	437	38.8
Public housing	46	2.7	34	2.1	28	2.0	24	2.0	16	1.5
High school construction	7	0.4	6	0.4	4	0.3	6	0.5	2	0.2
Improvement of rivers and other waterways	20	1.2	19	1.1	5	0.4	6	0.5	7	0.6
Hospitals	108	6.3	97	5.9	74	5.3	57	4.7	50	4.5
Elderly care	6	0.4	5	0.3	7	0.5	4	0.3	3	0.2

	1,052	61.5	971	59.0	802	57.3	708	58.0	672	59.7

Road construction and transportation facilities
Transportation (excluding subways)	5	0.3	6	0.4	5	0.4	10	0.8	9	0.8
Subways	142	8.3	134	8.1	97	6.9	64	5.2	53	4.7
Local road construction	376	21.9	368	22.4	261	18.6	209	17.1	166	14.8
Toll roads and parking facilities	2	0.1	2	0.1	4	0.3	2	0.1	1	0.1
Recreation facilities	2	0.1	1	0.1	0	0.0	0	0.0	0	0.0

	527	30.7	511	31.1	367	26.1	285	23.3	229	20.4

Industry and distribution-related facilities
Industrial water supply	13	0.8	11	0.7	8	0.5	7	0.5	8	0.8
Electricity supply	3	0.1	1	0.1	1	0.1	1	0.1	1	0.1
Port facilities	13	0.8	13	0.8	8	0.6	6	0.5	5	0.4
Regional development	11	0.6	1	0.1	—	—	1	0.1	—	—
Industrial waste disposal	1	0.1	5	0.3	4	0.3	4	0.3	0	0.0
Markets	4	0.2	6	0.3	7	0.5	4	0.4	4	0.3
Slaughter house	1	0.1	1	0.1	1	0.1	0	0.0	0	0.0

	46	2.7	38	2.4	29	2.0	23	1.8	18	1.6

Refinance loans	70	4.1	110	6.7	200	14.3	200	16.4	200	17.8

General Loans (subtotal)	1,695	99.0	1,630	99.2	1,398	99.7	1,216	99.6	1,120	99.4

Local toll road public corporations	16	1.0	14	0.8	5	0.3	5	0.4	6	0.6
Local land development public corporations	—	—	—	—	—	—	—	—	—	—

Loans to local public corporations (subtotal)	16	1.0	14	0.8	5	0.3	5	0.4	6	0.6

Total	¥1,711	100.0%	¥1,644	100.0%	¥1,402	100.0%	¥1,221	100.0%	¥1,126	100.0%

Entrusted Loans
Forests	¥27	97.0%	¥42	98.7%	¥16	98.2%	¥13	98.4%	¥13	98.3%
Pastures	1	3.0	1	1.3	0	1.8	0	1.6	0	1.7

Total	¥28	100.0%	¥43	100.0%	¥17	100.0%	¥13	100.0%	¥13	100.0%

Loans Outstanding

	As of March 31,
	2004		2005		2006		2007		2008
	(in billions)
General Loans And Loans To Local Public Corporations
Community facilities
Water supply	¥5,131	20.6%	¥5,077	20.3%	¥4,974	20.1%	¥4,848	20.0%	¥4,600	19.8%
Gas supply	88	0.4	76	0.3	70	0.3	63	0.3	56	0.2
Sewerage	9,591	38.5	9,741	38.9	9,779	39.5	9,736	40.1	9,423	40.6
Public housing	890	3.6	858	3.4	820	3.3	777	3.2	719	3.1
High school construction	119	0.5	115	0.5	110	0.4	107	0.4	98	0.4
Improvement of rivers and other waterways	367	1.5	355	1.4	330	1.3	308	1.3	284	1.2
Hospitals	327	1.3	406	1.6	457	1.8	484	2.0	503	2.2
Elderly care	10	0.1	15	0.1	21	0.1	24	0.1	26	0.1

	16,523	66.5	16,643	66.5	16,561	66.9	16,347	67.4	15,709	67.6

Road construction and transportation facilities
Transportation (excluding subways)	24	0.1	24	0.1	25	0.1	29	0.1	32	0.1
Subways	1,565	6.3	1,613	6.5	1,622	6.5	1,599	6.6	1,558	6.7
Local road construction	5,410	21.7	5,434	21.7	5,330	21.5	5,153	21.2	4,900	21.1
Toll roads and parking facilities	156	0.6	146	0.6	136	0.5	126	0.5	114	0.5
Recreation facilities	28	0.1	23	0.1	20	0.1	17	0.1	11	0.0

	7,183	28.8	7,240	28.9	7,133	28.8	6,924	28.5	6,615	28.5

Industry and distribution-related facilities
Industrial water supply	399	1.6	383	1.5	357	1.4	328	1.4	308	1.3
Electricity supply	120	0.5	110	0.5	102	0.4	93	0.4	84	0.4
Port facilities	130	0.5	135	0.5	133	0.5	129	0.5	123	0.5
Regional development	164	0.6	143	0.6	122	0.5	104	0.4	68	0.3
Industrial waste disposal	1	0.0	6	0.0	10	0.0	14	0.1	14	0.1
Markets	124	0.5	120	0.5	117	0.5	112	0.5	106	0.5
Slaughter house	6	0.0	8	0.0	8	0.0	8	0.0	7	0.0

	944	3.7	905	3.6	849	3.4	788	3.2	710	3.1

General Loans (subtotal)	24,650	99.0	24,788	99.1	24,543	99.1	24,059	99.1	23,033	99.2

Local toll road public corporations	237	1.0	235	0.9	222	0.9	209	0.9	197	0.8
Local land development public corporations	1	0.0	1	0.0	—	—	—	—	—	—

Loans to local public corporations (subtotal)	238	1.0	236	0.9	222	0.9	209	0.9	197	0.8

Total	¥24,888	100.0%	¥25,024	100.0%	¥24,765	100.0%	¥24,268	100.0%	¥23,230	100.0%

Entrusted Loans
Forests	¥381	91.8	¥373	92.0%	¥365	92.3%	¥358	92.6%	¥351	93.0%
Pastures	34	8.2	32	8.0	30	7.7	28	7.4	26	7.0

Total	¥415	100.0%	¥405	100.0%	¥395	100.0%	¥386	100.0%	¥377	100.0%

Loan Terms
The terms and conditions applicable to JFM’s loans other than entrusted loans are determined by JFM in accordance with the costs of funds procured by JFM and are contingent upon the approval of the Minister for Internal Affairs and Communications and the Minister of Finance. The terms and conditions of entrusted loans are determined by the Agriculture, Forestry and Fisheries Finance Corporation.
Interest Rates
Loans are generally made available at fixed rates of interest which, for substantially all of JFM’s loans, are only marginally higher than the interest rates applicable to loans extended by the central government. JFM charges three types of interest rates on its loans: the Standard Rate, Special Rate and Temporary Special Rate. The Standard Rate is determined in light of JFM’s financing costs, using a cash flow analysis and according to the maturity and repayment structure of the applicable loan so as to equalize the discounted present value of cash-flows from loans with that of cash-flows from funds raised. With respect to loans to certain projects, such as water supply, sewerage, industrial water supply, transportation and hospital facilities, JFM offered the Special Rate or the Temporary Special Rate, which is reduced rate as compared to the Standard Rate. For fiscal year 2008, the Special Rate is 0.3% lower than the Standard Rate, and the Temporary Special Rate is 0.35% lower than the Standard Rate. For fiscal year 2007 JFM offered the Standard Rate to 0.5%, the Special Rate to 70.4% and the Temporary Special Rate to 29.1% respectively, of the total amount of loans extended, except for refinance loans. JFM has established Reserves for Reduced Interest Loans in order to protect its future financial soundness and ability to continue to provide local governments with lower interest rate loans.

In addition, JFM offers borrowers an option to select either a single fixed interest rate applied until maturity or an adjustable interest rate, in which case the interest rate is adjusted every ten years.
Maturities
The maturities of loans range from short-term municipal enterprise loans (which must be repaid within the fiscal year) to loans for financing the construction of water supply, sewerage and subway facilities which can have maturities of up to 28 years. The maturities of long-term loans vary depending upon the projects for which such loans are extended. The terms and conditions applicable to loans extended by JFM are designed to accommodate flexibility to projects to which JFM loans are extended; for example, the interest rates may vary to reflect the maturity of loans and costs of procuring funds for lending, and early redemption at the option of the borrower is possible.
The following table sets forth information concerning the maturities of JFM’s outstanding loans as of March 31, 2008.
Loans Outstanding by Maturity

	(in millions)
5 years or less	¥1,130,059	4.9%
More than 5 years to 10 years	4,112,000	17.7%
More than 10 years to 20 years	11,452,369	49.3%
More than 20 years	6,535,599	28.1%

Total	¥23,230,027	100.0%

Funds Available for Lending
The following table gives details of JFM’s funds available for lending for the past five fiscal years (other than funds entrusted by the Agriculture, Forestry and Fisheries Finance Corporation).

	Years ended March 31,
	2004	2005	2006	2007	2008
	(in billions)
Cash and deposits at the beginning of the year	¥962	¥716	¥666	¥721	¥768
Government guaranteed bonds (domestic)	1,391	1,130	951	739	650
Government guaranteed bonds (foreign)	130	122	128	120	119
Non-guaranteed public offering bonds (domestic)	300	400	399	360	370
Non-guaranteed private placement bonds	482	408	335	334	255
Contributions of the proceeds from public races	11	11	9	11	14
Proceeds from collection of loans	1,347	1,508	1,663	1,716	2,164
Other	871	825	780	734	693

Subtotal	¥5,492	¥5,120	¥4,932	¥4,734	¥5,032
Bonds redeemed and other outflows	3,065	2,810	2,806	2,748	2,783

Funds available for lending	2,427	2,310	2,126	1,986	2,249
Total loan funds	¥1,711	¥1,644	¥1,405	¥1,218	¥1,126

Cash and deposits at the end of the year	716	666	721	768	1,122

The major source of funds for JFM’s loan operations are proceeds from the issuance of bonds, which account for almost all of its externally generated funds. A large portion of JFM’s publicly offered bonds are guaranteed by the central government and almost all of them are due 10 years from their date of issuance. Since fiscal year 2001, JFM has been able to issue non-government guaranteed bonds by way of public offerings in the domestic market. JFM also issues private placement bonds, which are privately placed and not guaranteed by the central government. Since July 1983, JFM has been able to issue government guaranteed bonds in foreign markets and has made 63 such issues.
Contributions of the proceeds from horse, bicycle, motorcycle and boat races, operated exclusively by local governments, are forwarded to JFM in accordance with the Local Finance Law. The contributions are accumulated in a separate account (Fund for the Improvement of Operations of Municipal Enterprises) and monies transferred from returns from the management of the Fund to the accounts are applied to contribute to the reduction of interest rates on loans to local governments.
Risk Management
JFM established the Risk Management Committee as part of its efforts to identify and formulate appropriate responses to the various risks JFM must deal with in the course of operations, including interest rate risk. In addition, JFM is promoting more advanced analytical procedures for its asset and liability management.
Credit Risk Management
JFM has never experienced a default or a delinquent payment on any loan because JFM only provides loans to local governments and their affiliated public corporations with the guarantee of the relevant local government.
JFM believes that the risk that local governments may fail to repay their debts is low for the following reasons:
1. The ability of each local government to make all necessary debt payments is thoroughly examined by the Minister for Internal Affairs and Communications or its respective prefectural governor before funds are borrowed.
2. Necessary funds for payment of debt obligations of local governments are incorporated in the Local Government Fiscal Program and are eligible for the Local Allocation Tax.
3. If the ratio of debt-service expenditure to total expenditure of a local government exceeds a certain extent of its account settlement, new borrowing is restricted pursuant to relevant laws and regulations. Moreover, strict financial reconstruction measures will be implemented for local governments which have deficits exceeding a certain ratio.
4. Local governments have taxation authority.
5. Bankruptcy laws are not applicable to local governments.
The Diet recently passed a law that provided for (i) public announcement of certain ratios related to the fiscal health of local governments and (ii) a system that used these ratios to effect rehabilitation of local governments’ finances. This law in its entirety is to be implemented by April 1, 2009.
The following is a framework of the consultation system for local governments’ borrowing, which was introduced in fiscal year 2006:
1. Local governments must consult with the Minister for Internal Affairs and Communications or its respective prefectural governor with regard to the making of new borrowings.
2. Local governments can borrow public funds, including JFM funds, only after receiving the consent of the Minister for Internal Affairs and Communications or its respective prefectural governor as a result of such consultation.

3. With regard to local governments’ borrowings to which the consent has been given, the funds for the payment of debt obligations of local governments are incorporated in the Local Government Fiscal Program and are eligible for the Local Allocation Tax.
4. In order for a local government to make a borrowing without obtaining the consent, the head of the local government must report to its legislative council in advance.
5. With respect to local governments and municipal enterprises whose accumulated deficit exceeds a certain level and local governments whose ratio of debt-service expenditure to total expenditure exceeds a certain level, the approval of the Minister for Internal Affairs and Communications or the relevant prefectural governor should still be obtained with regard to the making of new borrowings.
In light of the above, JFM believes that the shift from the approval system to the new consultation system does not have a material effect with respect to the preservation of JFM’s loans to local governments.
Management of Market Risk
Risk of Interest Rate Fluctuation. JFM extends loans to local governments mostly at fixed interest rates, with a maximum maturity of 28 years and an average final maturity of 25 years on the one hand, and procures most of the funds for loans by issuing 10-year bonds, on the other. Therefore, it is necessary in normal circumstances to roll over such bonds twice before a loan is finally repaid, and this exposes JFM to interest rate risk.
JFM takes the following measures to reduce the interest rate risk accompanying such duration gap between loans and procured funds.
1. JFM provides for the Reserves for Loss on Refinance of Bonds, and all of the gains produced by the refinance of bonds are retained in the Reserves in order to reduce this interest rate risk. At the end of fiscal year 2007, the Reserves stood at ¥3.0 trillion, which accounted for 11.9% of the total assets.
2. JFM continues its issuance of long-term bonds with maturities exceeding ten years.
In addition, JFM has been examining other methods to reduce interest rate risk at the Risk Management Committee.
Price risk. JFM is only allowed to invest surplus funds in short-term instruments with high credit ratings, and in principle holds them until maturity. In addition, JFM does not conduct securities trading operations. As a result, JFM believes it is subject to relatively low price risk.
Foreign exchange risk. Although JFM issues bonds denominated in foreign currencies, it is JFM’s basic policy to fully hedge the foreign exchange risk involved in these issues through currency swaps or long-term forward exchange contracts and to date, all of the foreign currency liabilities have been fully hedged through those methods.
Counterparty risk accompanying currency swaps or long-term forward exchange contracts is strictly managed by closely monitoring the credit standing of the counterparties and JFM’s exposure to each counterparty.
Other market risks. In fiscal years 2004 and 2005, JFM issued inflation-indexed bonds, which exposed JFM to the risk of changes in the principal amount to be redeemed. To hedge this risk, JFM used swaps to help ensure the redemption money is fully procured.
Liquidity Risk Management
JFM believes it is subject to extremely low liquidity risk, as JFM can stably procure funds through the issuance of guaranteed or non-guaranteed bonds while the timing of lending to local governments is predictable in most cases. Moreover, JFM prepares for unforeseen incidents by maintaining overdraft accounts at multiple banks.

Operational Risk Management
JFM has rules concerning compliance and the Compliance Committee, which deliberates on important issues with the aim of raising awareness regarding compliance with laws relevant to operations, ensures that such compliance takes place.
Systems Risk Management
JFM has a number of policies in place to manage systems risk in working to secure and appropriately use its intellectual property. JFM has also formulated a contingency plan that establishes procedures for responding to computer system failures caused by unanticipated such events as building fire, storm and flood damage, and major earthquakes.
MANAGEMENT
JFM is managed by a Governor and up to four Senior Executive Directors. In addition, it has one Auditor. The Governor and the Auditor are appointed by the Minister for Internal Affairs and Communications and the Minister of Finance. The Senior Executive Directors are appointed by the Governor with the approval of these Ministers.
The Governor has the authority to manage over all operations and holds the right of final decision and representation on all matters related to JFM. The Senior Executive Directors assist the Governor in the performance of his duties.
The Auditor is responsible for auditing the accounts of JFM, and may submit reports to the Governor and the Ministers mentioned above at his discretion.
The officers of JFM as of the date of this Exhibit are as follows:

Governor	Yuji Watanabe

Senior Executive Directors	Hiroshi Maruyama
Senior Executive Director in charge of overall coordination, Corporate Planning and Administration Department and Loan Department
Toshiharu Ishiki
Senior Executive Director in charge of Loan Administration and Research Department
Takao Kodama
Senior Executive Director

Auditor	Isao Hashimoto

DEBT RECORD
There has been no default of interest or principal on any obligation of JFM.
FINANCIAL STATEMENTS AND AUDITOR
The accounts of JFM are not audited by independent public accountants. The Auditor is required to make an audit of JFM’s accounting records, and its financial statements must be approved by the Minister of Finance. Thereafter, JFM’s fiscal year-end results are inspected by the Board of Audit of Japan, an independent supervisory body established by The Constitution of Japan, and submitted to the Diet by the Cabinet together with the financial statements.
JFM’s financial statements appearing in this Annual Report were prepared in accordance with the JFM Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations and the regulations thereunder, as well as with accounting principles and procedures generally followed by governmental financial institutions in Japan. Such principles and practices are stated in Note 1 of “Notes to Financial Statements”. These principles and practices differ in some respects from generally accepted accounting principles in the United States.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
BALANCE SHEETS

	March 31,
	2007	2008
	(in millions)
Assets
Long-term loans	¥24,267,392	¥23,230,027
Entrusted loans	386,291	377,055
Cash and deposits	408,096	922,484
Securities	359,735	199,861
Accrued income	20,795	18,497
Fixed assets	2,457	2,419

Total assets	¥25,444,766	¥24,750,341

Liabilities and Capital
Bonds	21,015,502	19,976,119
Obligations for entrusted loans	386,291	377,055
Accrued expenses	16,013	15,594
Deferred income	2,518	1,645
Other payables	2	2
Fund for the improvement of operations of municipal enterprises	884,341	899,651
Reserves for reduced interest loans	167,850	150,241
Reserves for loss on refinance of bonds	2,955,650	2,955,650
Capital	16,600	16,600
Net income	0	357,786

Total liabilities and capital	¥25,444,766	¥24,750,341

See “Notes to Financial Statements”.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
NOTES TO FINANCIAL STATEMENTS
The following notes to the financial statements include information which is not required under accounting principles and procedures generally followed by governmental financial institutions in Japan but is presented herein as additional information.
1. Summary of Significant Accounting Policies:
Basis of presentation
Pursuant to the Japan Finance Corporation for Municipal Enterprises Law and the Law Concerning the Budget and Settlement of Accounts of Public Corporations, JFM prepares annual financial statements and fiscal year-end results for each fiscal year.
The financial statements are submitted to the Minister of Finance for approval through the designated government ministers. JFM’s fiscal year-end results are submitted to the Minister of Finance without delay through the designated government ministers once the Minister of Finance has approved the financial statements.
Once the financial statements and the fiscal year-end results have been submitted to the Cabinet, they are submitted to the Board of Audit, a supervisory body established under the Constitution of Japan. The fiscal year-end results are then inspected by the Board of Audit and submitted by the Cabinet together with the financial statements to the Diet.
The financial statements and fiscal year-end results are prepared in accordance with accounting principles and procedures generally followed by governmental financial institutions in Japan.
Securities
Securities are stated at cost. Earnings from securities are recorded on a cash basis. The effect of the departure from the accrual basis is immaterial.
Method of Depreciation
The straight-line method is applied based on the standards laid out by the Corporation Tax Law. The cumulative depreciation amount for fixed assets as of March 31, 2008 is ¥547,772,203.
Criteria for Appropriation of Reserves
Reserves for Reduced Interest Loans
Among projects financed by loans, JFM provides loans at the Special Rate or the Temporary Special Rate that is lower than the Standard Rate and is applied to projects closely related to residents’ lives and welfare.
To cover losses that arise from providing funds at reduced interest rates, JFM sets aside Reserves for Reduced Interest Loans in the amount calculated in accordance with the relevant ministry ordinance. This amount is basically a portion of the interest that is reduced for the reduced-interest loan and is added to the reserve during the fiscal year in which the loan is made.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
NOTES TO FINANCIAL STATEMENTS — (Continued)
Reserves for Loss on Refinance of Bonds
JFM makes loans mainly to local governments at a fixed rate of interest with maturities of up to 28 years. Most of the funding for such loans comes from the issuance of bonds, consisting mainly of bonds with 10 years’ maturity. As a result of this type of funding, any loans having maturities in excess of 10 years will expose JFM to interest rate risks associated with the refinance of 10-year bonds. In the event that any profits, determined in accordance with methods of computation provided by the designated government ministers, are made in a fiscal year as a result of the refinance of JFM’s outstanding bonds, JFM sets aside as Reserves for Loss on Refinance of Bonds for that fiscal year an amount determined by JFM with the consent of the designated government ministers provided that the total amount of the Reserve for Loss on Refinance of Bonds for the related fiscal year is no greater than a maximum of 12.5% of the aggregate amount at the end of the related fiscal year of loans made by JFM to local governments and subscriptions by JFM for local loans.
Other Material Factors in Preparing Financial Statements:
Consumption tax
Income and expense subject to consumption tax include related consumption taxes paid or received.
Deferred accounts
Amortization methods of deferred accounts are as follows:
(1)	Expenses for bond issues

Amortized based on ministry ordinances designated by the Minister of Finance in accordance with laws and regulations.

(2)	Discount on bonds

Amortized based on ministry ordinances designated by the Minister of Finance in accordance with laws and regulations.
Loans
There are no loans which are past due for six months or more.
2. Translation of foreign currencies
All of JFM’s foreign currency bonds are covered by currency swaps or long-term forward exchange contracts. The discount on forward exchange contracts has been recorded in deferred income and amortized over the period of related bonds. The amortized deduction income is recorded as a deduction of interest on bonds each fiscal year.
3. Entrusted loans
Entrusted loans are loans from funds entrusted by the Agriculture, Forestry and Fisheries Finance Corporation (a governmental financial institution) to JFM, which are used for secondary lending to local governments for financing maintenance of public forests and improvements of pastures. Loans made and collected are for the account of such corporation. While the amounts of such entrusted funds are recorded as a liability of JFM, with the loans made from such funds correspondingly recorded as an asset of JFM, the financial statements of JFM do not reflect interest received on such funds or the costs associated with such funds, except lending-management fees received from the entrustor.
4. Fund for the Improvement of Operations of Municipal Enterprises
This Fund is accounted for separately from the accounts of JFM. Contributions of the proceeds from public races, together with interest on investments, accumulate in the Fund. Monies are transferred from returns from the management of the Fund to the accounts of JFM to contribute to the reduction of interest rates on loans to local governments.

JAPAN FINANCE CORPORATION FOR MUNICIPAL ENTERPRISES
NOTES TO FINANCIAL STATEMENTS — (Continued)
5. Reserves for Possible Loan Losses
JFM has never experienced any loan losses. Accordingly, no reserves for loan losses have been maintained.
6. Appropriation of Profits
JFM is exempted from income tax on its earnings under Japan’s Corporate Tax law.
7. Bonds Issued and Outstanding
JFM bonds issued, as of March 31, 2007 and 2008, including bonds due within one year, consisted of the following:

	2007	2008
	(in millions)
Government guaranteed bonds (domestic)	¥14,274,950	¥12,918,530
Non-guaranteed private placement bonds	3,911,876	3,825,603
Non-guaranteed public offering bonds	1,780,000	2,149,566

Government guaranteed bonds (foreign-DM)	38,196	38,196
Government guaranteed bonds (foreign-U.S. dollar)	368,639	444,599
Government guaranteed bonds (foreign-£)	27,585	27,585
Government guaranteed bonds (foreign-Euro)	122,040	122,040
Government guaranteed bonds (non-domestic Yen)	450,000	450,000

Total	¥21,015,502	¥19,976,119

The aggregate annual maturities of bonds outstanding, including bonds due within one year, as of March 31, 2008 were as follows:

Years ended March 31,	Domestic	Foreign	Total
	(in millions)
2009	2,401,576	38,196	2,439,772
2010	2,307,173	78,319	2,385,492
2011	2,124,870	116,780	2,241,650
2012	1,976,130	200,000	2,176,130
2013	1,730,560	—	1,730,560
Thereafter	8,353,390	649,125	9,002,515
8. Capital
In accordance with the provisions of the Japan Finance Corporation for Municipal Enterprises Law, all of the capital of JFM has been contributed in cash by the central government. The cumulative capital contribution as of March 31, 2008 was ¥16,600 million.

REPORT OF THE AUDITOR
(Prepared in accordance with accounting principles applicable to public corporations)
Mr. Yuji Watanabe,
Governor,
Japan Finance Corporation for Municipal Enterprises
Shisel Kaikan, 1-3 Hibiya Koen, Chiyoda-ku, Tokyo
Auditor’s Opinion Pursuant to Article 18, Paragraph 1 of the Law Concerning the Budget and Settlement of Accounts of Public Corporations.
The preceding financial statements pertaining to the fiscal 2007 settlement of accounts have been presented fairly and in conformity with relevant laws.

/s/ Isao Hashimoto

Isao Hashimoto
Auditor,
Japan Finance Corporation for Municipal Enterprises
May 30, 2008
Tokyo, Japan

SUPPLEMENTAL TABLE
Long-term bonds of JFM as of March 31, 2008 (1):

	(in millions)
Domestic bonds:
Government guaranteed bonds:
0.5%-2.2% Guaranteed Bonds due 2008-2022 issued in 1998-2008		¥12,918,530
Non-guaranteed private placement bonds:
Bonds 10 years due 2008-2017 issued in 1998-2008		3,825,603
Non-guaranteed public offering bonds due 2008-2036 issued in 2001-2008		2,149,566

Total domestic bonds		¥18,893,699
Government guaranteed bonds issued overseas (2):
Deutsche Mark bonds:
5.000% Guaranteed Bonds due 2008 (DM 500,000) issued in 1998		38,196
U.S. Dollar bonds:
6.000% Guaranteed Bonds due 2009 ($700,000) issued in 1999 and 2000		78,319
5.875% Guaranteed Bonds due 2011 ($1,000,000) issued in 2001		116,780
4.625% Guaranteed Bonds due 2015 ($1,200,000) issued in 2005		129,720
5.000% Guaranteed Bonds due 2017 ($1,000,000) issued in 2007		119,780

Subtotal	($3,900,000)	¥444,599
Pound Sterling bonds:
5.750% Guaranteed Bonds due 2019 (£150,000) issued in 1999		27,585
Yen bonds:
1.550% Guaranteed Bonds due 2012 issued in 2002		200,000
1.350% Guaranteed Bonds due 2013 issued in 2003		130,000
2.000% Guaranteed Bonds due 2016 issued in 2006		120,000

Subtotal		450,000

Euro bonds:
4.500% Guaranteed Bonds due 2014 ( €900,000) issued in 2004		122,040
Total government guaranteed bonds sold in foreign markets		¥1,082,420

Total long-term bonds		¥19,976,119

(1)	Includes current maturities.

(2)	The actual foreign currency amounts of bonds are set forth in parentheses (in thousands of units of the relevant foreign currency) for bonds issued in foreign currencies. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 2 of the Notes to Financial Statements.